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                                    EX-99.B1
                Resolution of Board of Directors for the Company
              authorizing the establishment of the Separate Account


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                      FIRST VARIABLE LIFE INSURANCE COMPANY

                            Certificate of Secretary

I, Arnold R. Bergman, hereby depose and certify as follows:

1.    That I am the duly elected Secretary of First Variable Life Insurance
      Company;

2. That the following is a true and correct excerpt of a resolution duly adopted by the Board of Directors of First Variable Life Insurance Company on June 24, 1968:

      RESOLVED, that a separate account to be known as the United Variable Annuity Fund A, be and the same hereby is established as of July 1, 1968, for the purpose of holding separate from other funds and assets of the corporation premiums or other funds received from the sale of all variable annuity contracts issued by United Variable Annuity Life Insurance Company until such time as a second separate account is established, and to hold the proceeds of investment of such funds; and all of such funds in the separate account shall be held and applied exclusively for the benefit of the holders or beneficiaries of those variable annuity contracts and shall not be chargeable with liabilities arising out of any other business of United Variable Annuity Life Insurance Company; and the President of the corporation be and the same hereby is authorized to take such action as he deems necessary to establish accounts and deposits for such United Variable Annuity Fund A separate and apart from other assets of the Company; a and such United Variable Annuity Fund A shall be administered in accordance with the following Rules and Regulations, which Rules and Regulations shall govern the operation of the Fund until such time as the Rules and Regulations are amended in accordance with the terms thereof, and the following persons shall comprise the initial Board of Managers of the Fund:

      NAME                          ADDRESS
      ----                          -------

      Lee Bodenhamer                138 Summer Street
                                    Weston, Massachusetts

      W. Curtis Shipley             1132 East Ridgeway
                                    Fayetteville, Arkansas

      William G. Underwood          818 Broadview
                                    Fayetteville, Arkansas
                                          * * * *

In Witness Whereof, I, the Secretary of said First Variable Life Insurance Company, has hereunto set my hand and affixed the seal of said insurer on this the 17th day of April, 1998.

      SEAL

                                    /s/ Arnold R. Bergman
                                    ----------------------------
                                    Arnold R. Bergman, Secretary


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